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                                                                     EXHIBIT (j)


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 28 to Registration Statement No. 33-38953 of Harris Associates Investment Trust on Form N-1A of our report dated October 25, 2002, appearing in the Annual Report to Shareholders for the year ended September 30, 2002, for Oakmark Fund, Oakmark Select Fund, Oakmark Small Cap Fund, Oakmark Equity and Income Fund, Oakmark Global Fund, Oakmark International Fund and Oakmark International Small Cap Fund and to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statement.


DELOITTE & TOUCHE LLP

Chicago, Illinois
January 27, 2003